Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Scilex Pharmaceuticals, Inc.

Malvern, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-16370, 333-195487, 333-198307, and 333-213130) and on Form S-3 (Nos. 333-192025, 333-199849, 333-212302, and 333-214897) of Sorrento Therapeutics, Inc. of our report dated April 7, 2016 relating to the financial statements of Scilex Pharmaceuticals Inc., which appear in this Current Report on Form 8-K of Sorrento Therapeutics, Inc.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

January 20, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.